EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2020 Results

EDINBURG, Va., Nov. 06, 2020 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced third quarter 2020 financial and operating results.

Third Quarter 2020 Highlights

  Strong Broadband data net additions of 6,000 with Glo Fiber contributing 1,500
  Executed Glo Fiber franchise agreements in six new markets in Maryland, Pennsylvania, Virginia and West Virginia
  Launched fixed wireless broadband service in the counties of Albemarle and Rockingham, Virginia, in October 2020 under the brand name of Beam
  Acquired CBRS spectrum for $16.1 million
  As previously announced, T-Mobile exercised its option to purchase our Wireless segment on August 26, 2020
  The Wireless segment’s financial results will be presented as discontinued operations in the Company’s Consolidated Financial Statements effective with the date of the purchase option
  As previously announced, our Board of Directors declared a cash dividend of $0.34 per share representing a 17.2% increase over the 2019 dividend.

"Our Broadband business had another quarter of strong operating results with continued demand for our high speed Internet services.  We are very excited by the early results of Glo Fiber with a record quarter of net additions and high customer interest following our launch of Beam in October.  Based on our track record of success, we plan to accelerate our investments in these new initiatives to increase our Broadband addressable market to over 700,000 homes passed and serve as a catalyst for delivering sustainable long-term growth. Solid operating results along with our strong cash flow generation in 2020, supports returning value to our shareholders with our increased dividend," said President and CEO, Christopher E. French. “With T-Mobile’s exercise of the purchase option of our wireless business, we are focused on the upcoming Wireless appraisal process and the transition to a broadband centric company.”

Shentel's third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Friday, November 6, 2020. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com.

Wireless Update

  On April 1, 2020, T-Mobile announced the completion of its business combination with Sprint and subsequently delivered to the Company a notice of Network Technology Conversion, Brand Conversion and Combination Conversion (a “Conversion Notice”) pursuant to the terms of the Company’s affiliate agreement with Sprint. On August 26, 2020, T-Mobile exercised its option to purchase all of the assets and operations of our Wireless segment for 90% of the Entire Business Value as defined under our affiliate agreement with Sprint PCS and determined pursuant to the appraisal process set forth therein.  As described in more detail in the Company’s 2019 Annual Report on Form 10-K, our Wireless segment has been an affiliate of Sprint since 1999.

  On August 24, 2020, the Company delivered to T-Mobile a notice of dispute relating to the appraisal framework and other contractual terms related to T-Mobile’s acquisition of our discontinued Wireless operations.  On November 3, 2020, the parties aligned in principle to resolve such disputed items including:
    The valuation date to be utilized by the appraisers will be July 1, 2020.
    The appraisers will assume the T-Mobile / Sprint merger did not occur, Shentel remains an affiliate of Sprint under the affiliate agreement with continued access to the brands and spectrum and all impacts from the Sprint / T-Mobile integration shall be disregarded.
    It is currently expected that the appraisers will complete their valuation of Entire Business Value on or about January 20, 2021.
    The transaction is currently expected to close in the second quarter of 2021, subject to timely completion of the appraisal process and receipt of customary regulatory approvals.

  The Wireless segment’s financial results will be presented as discontinued operations for all periods presented in the Company’s Consolidated Statements of Comprehensive Income and Cash Flows effective with the date of the purchase option.  Prior comparative periods will also be retrospectively recast and presented as discontinued operations.  The related assets and liabilities are presented as held for sale in the Company’s Consolidated Balance Sheets.

Consolidated Third Quarter 2020 Results

  Revenue in the third quarter of 2020 was $55.2 million compared with $51.8 million in the third quarter of 2019, due to the growth of $2.0 million and $1.4 million in the Broadband and Tower segments, respectively.

  Adjusted OIBDA in the third quarter of 2020 increased $2.5 million to $14.6 million compared with $12.1 million in 2019 due primarily to growth in Towers and a reduction in corporate expenses.

  Operating income was consistent with third quarter 2019.

  Earnings from continuing operations per diluted share grew $0.01 to $0.03 and earnings from discontinued operations grew 148.1% to $0.67 per diluted share from the same period a year ago.

Broadband

  Broadband Data Revenue Generating Units ("RGUs") grew 6,069 to end the third quarter 2020 with 98,764 or 19.8% year over year growth.

  Incumbent cable broadband added 4,598 Data RGUs in the third quarter 2020 and data penetration grew year over year from 40.0% to 46.2% driven by strong demand for high speed Internet and the enhanced value of our Powerhouse rate card.  Churn declined 9 basis points year over year to 1.88% and included approximately 25 basis points of churn related to non-pay subscribers from the second quarter that were affected by Covid-19 for whom we temporarily suspended disconnection.  Excluding the suspended non-pay disconnects, churn would have been 1.73%.  Broadband average revenue per user (“ARPU”) increased $0.19 to $77.66 in the third quarter 2020 compared to the prior year period driven by subscribers upgrading to rate plans with faster speeds.

  Glo Fiber added 1,471 Data RGUs in the third quarter 2020 and market penetration grew to 12.5% driven by strong demand for high speed Internet fiber-based services and differentiated local customer service.  Broadband churn and ARPU were 0.98% and $80.25, respectively, in the third quarter 2020. Total Glo Fiber passings grew approximately 9,000 sequentially from the second quarter 2020 to 22,347.

  Broadband revenue in the third quarter of 2020 increased $2.0 million or 4.2% to $50.7 million compared with $48.7 million in the third quarter of 2019, primarily driven by a $3.8 million increase in Cable Residential and SMB revenue partially offset by a $0.9 million decrease in RLEC revenues and $0.5 million decline in Fiber Enterprise and Wholesale revenues. Cable Residential and SMB revenue growth was driven primarily by 19.8% year over year growth in broadband subscribers. Fiber Enterprise and Wholesale revenue decline was due to lower amortized revenue.

  Broadband operating expenses in the third quarter of 2020 were $41.2 million compared to $37.4 million in the third quarter of 2019. The increase was primarily due to increases in compensation expense of $2.3 million as a result of Glo Fiber and Beam start-up staffing and higher incentive accrual from strong operating results and $1.5 million increase in depreciation and amortization expense due to the expansion of our network.

  Broadband Adjusted OIBDA in the third quarter of 2020 decreased 1.3% to $19.6 million, compared with $19.9 million for the third quarter of 2019 due primarily to lower amortized Fiber Enterprise and Wholesale revenue from upfront fees and the dilution associated with start-up costs from Glo Fiber and Beam fixed wireless.

  Broadband Operating income in the third quarter of 2020 was $9.5 million, compared to $11.2 million in the third quarter of 2019.

Tower

  Total macro towers, small cells and tenants were 222, 8 and 414, respectively, as of September 30, 2020 as compared to 221, zero and 380, respectively, as of September 30, 2019.

  Tower revenue in the third quarter of 2020 grew 43.3% to $4.5 million, compared with $3.1 million for the third quarter of 2019. This increase was due to a 8.9% increase in tenants and a 37.9% increase in  average revenue per tenant driven by amendments to intercompany leases effected in the first quarter of 2020.

  Tower operating expenses in the third quarter of 2020 was $2.1 million, compared to $1.8 million in the  quarter of 2019.

  Tower Adjusted OIBDA in the third quarter of 2020 grew 42.9% to $2.9 million, compared with $2.0 million for the third quarter of 2019.

  Tower operating income in the third quarter of 2020 was $2.4 million, compared to $1.3 million for the third quarter of 2019.

Other Information

  Capital expenditures were $82.7 million for the nine months ended September 30, 2020 compared with $48.8 million in the comparable 2019 period. The $33.9 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by our Glo Fiber market expansion.

  Outstanding debt at September 30, 2020 totaled $696.4 million, net of unamortized loan costs, compared to $720.1 million as of December 31, 2019. As of September 30, 2020, the Company had liquidity of approximately $259.1 million, including $75.0 million of revolving line of credit availability.

Free cash flow, normalized free cash flow and Adjusted OIBDA are non-GAAP financial measures that are not determined in accordance with US generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:

Date: November 6, 2020
Time: 8:30 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 9885265

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through December 6, 2020 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art wireless, cable, fiber optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company’s services include: wireless voice and data; broadband internet, video, and digital voice; fiber optic Ethernet, wavelength and leasing; telephone voice and digital subscriber line; and tower colocation leasing. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, Kentucky, and Ohio. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations, is available in the Company’s filings with the SEC. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
      Shenandoah Telecommunications Company
      Jim Volk
      Senior Vice President - Chief Financial Officer
      540-984-5168
      Jim.Volk@emp.shentel.com
Or
      John Nesbett/Jennifer Belodeau
      IMS Investor Relations
      203-972-9200
      jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Service revenue and other	$55,173	$51,814	$162,643	$153,285
Operating expenses:
Cost of services	22,669	20,947	65,167	62,030
Selling, general and administrative	20,039	19,445	64,227	57,600
Depreciation and amortization	11,995	10,741	36,010	33,807
Total operating expenses	54,703	51,133	165,404	153,437
Operating income (loss)	470	681	(2,761)	(152)
Other income:
Other income, net	1,083	994	3,103	3,328
Income before income taxes	1,553	1,675	342	3,176
Income tax expense (benefit)	141	507	(684)	(108)
Income from continuing operations	1,412	1,168	1,026	3,284
Income from discontinued operations, net of tax	33,509	13,186	76,422	38,130
Net income	$34,921	$14,354	$77,448	$41,414

Net income per share, basic and diluted:
Basic - Income from continuing operations	$0.03	$0.02	$0.02	$0.07
Basic - Income from discontinued operations, net of tax	$0.67	$0.27	$1.53	$0.76
Basic net income per share	$0.70	$0.29	$1.55	$0.83

Diluted - Income from continuing operations	$0.03	$0.02	$0.02	$0.07
Diluted - Income from discontinued operations, net of tax	$0.67	$0.27	$1.53	$0.76
Diluted net income per share	$0.70	$0.29	$1.55	$0.83

Weighted average shares outstanding, basic	49,911	49,857	49,889	49,827
Weighted average shares outstanding, diluted	50,105	50,129	50,049	50,110

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$184,050	$101,651
Other current assets	78,340	85,093
Current assets held for sale	1,148,601	55,109
Total current assets	1,410,991	241,853

Investments	13,034	12,388
Property, plant and equipment, net	413,602	363,087
Intangible assets, net and Goodwill	103,856	88,241
Operating lease right-of-use assets	48,844	42,568
Deferred charges and other assets, net	10,972	9,267
Non-current assets held for sale	—	1,141,498
Total assets	$2,001,299	$1,898,902

Current liabilities held for sale	470,943	$54,246
Total current liabilities	761,167	$99,331
Long-term debt, less current maturities	—	688,464
Non-current liabilities held for sale	—	379,036
Other liabilities	221,007	205,397
Total shareholders’ equity	548,182	472,428
Total liabilities and shareholders’ equity	$2,001,299	$1,898,902

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	77,448	41,414
Income from operations of discontinued operations, net of tax	76,422	38,130
Income from continuing operations	1,026	3,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,522	33,500
Amortization of intangible assets	488	307
Bad debt expense	514	1,215
Stock based compensation expense, net of amount capitalized	5,306	2,769
Deferred income taxes	(279)	—
Other adjustments	(349)	(2,703)
Changes in assets and liabilities	2,572	(6,889)
Net cash provided by operating activities – continuing operations	44,800	31,483
Net cash provided by operating activities – discontinued operations	182,499	161,976
Net cash provided by operating activities	227,299	193,459

Cash flows from investing activities:
Capital expenditures	(82,740)	(48,826)
Cash disbursed for acquisitions	—	(10,000)
Cash disbursed for FCC spectrum licenses	(16,118)	(16,742)
Proceeds from sale of assets and other	252	100
Net cash used in investing activities – continuing operations	(98,606)	(75,468)
Net cash used in investing activities – discontinued operations	(17,794)	(58,156)
Net cash used in investing activities	(116,400)	(133,624)

Cash flows from financing activities:
Taxes paid for equity award issuances	(2,182)	(2,912)
Other	(727)	72
Net cash used in financing activities – continuing operations	(2,909)	(2,840)
Net cash used in financing activities – discontinued operations	(25,591)	(44,666)
Net cash used in financing activities	(28,500)	(47,506)
Net increase in cash and cash equivalents	82,399	12,329
Cash and cash equivalents, beginning of period	101,651	85,086
Cash and cash equivalents, end of period	$184,050	$97,415

Non-GAAP Financial Measures

Adjusted OIBDA

Adjusted OIBDA represents Operating income from continuing operations before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income from continuing operations, which we consider to be the most directly comparable GAAP financial measure:

Three Months Ended September 30, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income from continuing operations	$9,486	$2,421	$(11,437)	$470
Depreciation	9,939	467	1,422	11,828
Amortization	167	—	—	167
OIBDA	19,592	2,888	(10,015)	12,465
Share-based compensation expense	—	—	1,137	1,137
Deal advisory fees	—	—	1,032	1,032
Adjusted OIBDA	$19,592	$2,888	$(7,846)	$14,634

Three Months Ended September 30, 2019
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income from continuing operations	$11,242	$1,330	$(11,891)	$681
Depreciation	8,472	691	1,433	10,596
Amortization	145	—	—	145
OIBDA	19,859	2,021	(10,458)	11,422
Share-based compensation expense	—	—	723	723
Adjusted OIBDA	$19,859	$2,021	$(9,735)	$12,145

Nine Months Ended September 30, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income from continuing operations	$29,650	$6,444	$(38,855)	$(2,761)
Depreciation	29,960	1,414	4,148	35,522
Amortization	488	—	—	488
OIBDA	60,098	7,858	(34,707)	33,249
Share-based compensation expense	—	—	5,306	5,306
Deal advisory fees	—	—	3,002	3,002
Adjusted OIBDA	$60,098	$7,858	$(26,399)	$41,557

Nine Months Ended September 30, 2019
(in thousands)	Broadband	Tower	Corporate Eliminations	Consolidated
Operating income from continuing operations	$33,206	$3,755	$(37,113)	$(152)
Depreciation	26,936	2,102	4,462	33,500
Amortization	307	—	—	307
OIBDA	60,449	5,857	(32,651)	33,655
Share-based compensation expense	—	—	2,769	2,769
Adjusted OIBDA	$60,449	$5,857	$(29,882)	$36,424

Segment Results

Three Months Ended September 30, 2020:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Cable, residential and SMB (1)	$37,469	$—	$—	$37,469
Fiber, enterprise and wholesale	4,707	—	—	4,707
Rural local exchange carrier	4,426	—	—	4,426
Installation and other	2,008	—	—	2,008
Tower lease	—	1,864	—	1,864
Service revenue and other	48,610	1,864	—	50,474
Revenue for service provided to the discontinued Wireless operations	2,100	2,637	(38)	4,699
Total revenue	50,710	4,501	(38)	55,173
Operating expenses
Cost of services	21,326	1,283	60	22,669
Selling, general and administrative	9,792	330	9,917	20,039
Depreciation and amortization	10,106	467	1,422	11,995
Total operating expenses	41,224	2,080	11,399	54,703
Operating income (loss)	$9,486	$2,421	$(11,437)	$470

__________________
(1)   SMB refers to Small and Medium Businesses.

Three Months Ended September 30, 2019:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Cable, residential and SMB	$33,696	$—	$—	$33,696
Fiber, enterprise and wholesale	5,163	—	—	5,163
Rural local exchange carrier	5,080	—	—	5,080
Installation and other	2,073	—	—	2,073
Tower lease	—	1,851	—	1,851
Service revenue and other	46,012	1,851	—	47,863
Revenue for service provided to the discontinued Wireless operations	2,669	1,289	(7)	3,951
Total revenue	48,681	3,140	(7)	51,814
Operating expenses
Cost of services	20,032	927	(12)	20,947
Selling, general and administrative	8,790	192	10,463	19,445
Depreciation and amortization	8,617	691	1,433	10,741
Total operating expenses	37,439	1,810	11,884	51,133
Operating income (loss)	$11,242	$1,330	$(11,891)	$681

Nine Months Ended September 30, 2020:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Cable, residential and SMB	$108,242	$—	$—	$108,242
Fiber, enterprise and wholesale	15,858	—	—	15,858
Rural local exchange carrier	13,784	—	—	13,784
Installation and other	5,928	—	—	5,928
Tower lease	—	5,490	—	5,490
Service revenue and other	143,812	5,490	—	149,302
Revenue for service provided to the discontinued Wireless operations	6,818	7,000	(477)	13,341
Total revenue	150,630	12,490	(477)	162,643
Operating expenses
Cost of services	61,572	3,537	58	65,167
Selling, general and administrative	28,960	1,095	34,172	64,227
Depreciation and amortization	30,448	1,414	4,148	36,010
Total operating expenses	120,980	6,046	38,378	165,404
Operating income (loss)	$29,650	$6,444	$(38,855)	$(2,761)

Nine Months Ended September 30, 2019:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Cable, residential and SMB	$99,703	$—	$—	$99,703
Fiber, enterprise and wholesale	14,912	—	—	14,912
Rural local exchange carrier	15,899	—	—	15,899
Installation and other	6,002	—	—	6,002
Tower lease	—	5,365	—	5,365
Service revenue and other	136,516	5,365	—	141,881
Revenue for service provided to the discontinued Wireless operations	7,597	3,830	(23)	11,404
Total revenue	144,113	9,195	(23)	153,285
Operating expenses
Cost of services	59,348	2,704	(22)	62,030
Selling, general and administrative	24,316	634	32,650	57,600
Depreciation and amortization	27,243	2,102	4,462	33,807
Total operating expenses	110,907	5,440	37,090	153,437
Operating income (loss)	$33,206	$3,755	$(37,113)	$(152)

Supplemental Information

Broadband Operating Statistics

	September 30, 2020	September 30, 2019
Broadband homes passed (1) (2)	230,002	206,262
Incumbent Cable	207,655	206,262
Glo Fiber	22,347	—

Broadband customer relationships (3)	106,314	94,356

Residential and SMB RGUs:
Broadband	98,764	82,413
Incumbent Cable	95,962	82,413
Glo Fiber	2,802	—
Video	53,647	55,015
Voice	33,019	30,956
Total Cable and Glo Fiber RGUs	185,430	168,384

Residential and SMB Penetration (4)
Broadband	42.9%	40.0%
Incumbent Cable	46.2%	40.0%
Glo Fiber penetration	12.5%	—%
Video	23.3%	26.7%
Voice	15.5%	16.3%

Residential and SMB ARPU (5)
Broadband	$77.71	$77.47
Incumbent Cable	$77.66	$77.47
Glo Fiber	$80.03	$—
Video	$93.08	$89.32
Voice	$29.61	$30.68

Fiber route miles	6,705	5,864
Total fiber miles (6)	367,154	311,702

__________________
(1)  Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information. Homes passed have access to video, broadband and voice services.
(2)  Includes approximately 16,600 RLEC homes passed where we are the dual incumbent telephone and cable provider.
(3)  Customer relationships represent the number of billed customers who receive at least one of our services.
(4)  Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5)  Average Revenue Per Customer calculation = (Residential & SMB Revenue * 1,000) / average customer relationships / 3 months
(6)  Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended September 30,
	2020	2019
Residential and SMB Revenue:
Broadband	$22,261	$18,809
Incumbent Cable	21,770	18,809
Glo Fiber	491	—
Video	14,823	15,030
Voice	2,894	2,839
Discounts and adjustments	(2,509)	(2,982)
Total Revenue	$37,469	$33,696

Quarterly Average RGUs:
Broadband	95,485	80,931
Incumbent Cable	93,440	80,931
Glo Fiber	2,045	—
Video	53,085	56,092
Voice	32,581	30,850

ARPU (Quarter to date):
Broadband	$77.71	$77.47
Incumbent Cable	$77.66	$77.47
Glo Fiber	$80.03	$—
Video	$93.08	$89.32
Voice	$29.61	$30.68

Tower Operating Statistics:

	September 30, 2020	September 30, 2019
Macro towers owned	222	221
Small cell sites	8.0	—
Tenants (1)	414	380
Average tenants per tower	1.8	1.7

__________________
(1)  Includes 208 and 177 intercompany tenants for our Wireless segment as of September 30, 2020 and 2019, respectively.